Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the Prospectus Supplement dated June 18, 2012)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 December 13, 2012

Zions Direct Auctions - Results 12/13/12 11:46 AM

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT Auctions

OPEN ACCOUNT LOGIN

1.800.524.8875

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: AUCTION #7822

# Results

ZIONS BANCORPORATION

## Zions Bancorporation Senior Note / 5 Year Corporates

Non-redeemable prior to February 15, 2015, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

**This is a bid by Coupon auction. Please refer to the Offering Documents for more information**

**Notice: The auction has been extended until 12/13/2012 1:44:44 PM EST.**

| | |
|---|---|
| Auction Status: | CLOSED |
| Auction Start: | 12/6/2012 6:00 PM EST |
| Auction End: | 12/13/2012 1:44 PM EST |
| Last Update: | 12/13/2012 1:46:07 PM EST |

| | |
|---|---|
| Security Type: | Corporate Bonds |
| Issue Type: | Primary |
| Coupon | 3.700% |
| Maturity Date: | 2/15/2018 |

Offering Documents

### Auction Details

**ISSUE INFORMATION**

| | |
|---|---|
| Call Feature: | Callable |
| First Call Date: | 2/15/2015 |
| First Call Price: | 100.000000 |
| Settlement Date: | 12/18/2012 |
| First Interest Date: | 8/15/2013 |
| Int. Frequency: | Semi-Annually |
| Day Basis: | 30/360 |
| CUSIP Number: | 98970ECK3 |
| Principal Offered: | $ 8,000,000.00 |
| Units Offered: | 8000 |
| Denomination: | $ 1,000.00 |
| Bid Multiple: | Multiples of 0.05 |
| Min. Yield: | 2.750% |
| Max. Yield: | 4.000% |
| Fixed Price: | 100.000000 |

**BIDDING INFORMATION**

| | |
|---|---|
| Number of Bidders: | 59 |
| Number of Bids: | 73 |
| Amt. of Bids: | $ 18,750,000.00 |
| Coverage: | 234.38% |
| Highest Bid: | 100.000000 |
| Lowest Bid: | 100.000000 |
| Bid Spread: | 0.000000 |
| Num. Bids Accepted: | 23 |
| Num. Bidders with Bids Accepted: | 21 |
| Highest Bid Accepted: | 100.000000 |
| Lowest Bid Accepted: | 100.000000 |

### Bids

Final Market-Clearing Yield*: 3.700%

| Bidder | Units | Yield | Fixed Price | Timestamp | Awarded | Amount Due |
|---|---|---|---|---|---|---|
| #25080 | 40 | 2.750% | 100.000000 | 12/11/2012 11:04:44 AM | 40 units | $ 40,000.00 |
| #32331 | 85 | 3.050% | 100.000000 | 12/12/2012 4:41:30 PM | 85 units | $ 85,000.00 |
| #27733 | 95 | 3.250% | 100.000000 | 12/7/2012 4:09:08 PM | 95 units | $ 95,000.00 |
| #26700 | 25 | 3.250% | 100.000000 | 12/7/2012 7:26:54 PM | 25 units | $ 25,000.00 |
| #32396 | 18 | 3.450% | 100.000000 | 12/10/2012 11:38:10 AM | 18 units | $ 18,000.00 |
| #32397 | 100 | 3.450% | 100.000000 | 12/10/2012 11:41:21 AM | 100 units | $ 100,000.00 |
| #22788 | 5 | 3.500% | 100.000000 | 12/7/2012 2:48:28 PM | 5 units | $ 5,000.00 |

https://www.auctions.zionsdirect.com/auction/7822/results Page 1 of 3

Zions Direct Auctions - Results 12/13/12 11:46 AM

| | | | | | | |
|---|---|---|---|---|---|---|
| #32037 | 80 | 3.500% | 100.000000 | 12/10/2012 5:26:42 PM | 80 units | $ 80,000.00 |
| #32038 | 200 | 3.500% | 100.000000 | 12/13/2012 12:14:35 PM | 200 units | $ 200,000.00 |
| #17839 | 30 | 3.500% | 100.000000 | 12/13/2012 1:29:06 PM | 30 units | $ 30,000.00 |
| #30251 | 30 | 3.600% | 100.000000 | 12/12/2012 11:19:37 AM | 30 units | $ 30,000.00 |
| #19253 | 40 | 3.650% | 100.000000 | 12/13/2012 1:41:15 PM | 40 units | $ 40,000.00 |
| #21477 | 10 | 3.650% | 100.000000 | 12/13/2012 1:42:14 PM | 10 units | $ 10,000.00 |
| #21117 | 5 | 3.650% | 100.000000 | 12/13/2012 1:42:44 PM | 5 units | $ 5,000.00 |
| #19253 | 40 | 3.700% | 100.000000 | 12/13/2012 1:36:05 PM | 40 units | $ 40,000.00 |
| #28214 | 500 | 3.700% | 100.000000 | 12/13/2012 1:36:46 PM | 500 units | $ 500,000.00 |
| #23104 | 20 | 3.700% | 100.000000 | 12/13/2012 1:36:49 PM | 20 units | $ 20,000.00 |
| #30352 | 500 | 3.700% | 100.000000 | 12/13/2012 1:37:16 PM | 500 units | $ 500,000.00 |
| #32115 | 50 | 3.700% | 100.000000 | 12/13/2012 1:37:41 PM | 50 units | $ 50,000.00 |
| #21477 | 40 | 3.700% | 100.000000 | 12/13/2012 1:37:42 PM | 40 units | $ 40,000.00 |
| #17916 | 250 | 3.700% | 100.000000 | 12/13/2012 1:38:18 PM | 250 units | $ 250,000.00 |
| #23424 | 250 | 3.700% | 100.000000 | 12/13/2012 1:40:10 PM | 250 units | $ 250,000.00 |
| #32381 | 8,000 | 3.700% | 100.000000 | 12/13/2012 1:40:41 PM | 5,587 units | $ 5,587,000.00 |
| #21477 | 10 | 3.700% | 100.000000 | 12/13/2012 1:41:21 PM | Rejected: Timestamp | |
| #31446 | 122 | 3.750% | 100.000000 | 12/10/2012 1:56:06 PM | Rejected: Yield | |
| #31447 | 150 | 3.750% | 100.000000 | 12/10/2012 1:57:52 PM | Rejected: Yield | |
| #29772 | 500 | 3.750% | 100.000000 | 12/12/2012 2:39:34 PM | Rejected: Yield | |
| #21117 | 5 | 3.750% | 100.000000 | 12/13/2012 10:49:47 AM | Rejected: Yield | |
| #32112 | 50 | 3.750% | 100.000000 | 12/13/2012 12:00:36 PM | Rejected: Yield | |
| #31876 | 3 | 3.750% | 100.000000 | 12/13/2012 12:04:00 PM | Rejected: Yield | |
| #32113 | 50 | 3.750% | 100.000000 | 12/13/2012 12:04:04 PM | Rejected: Yield | |
| #32114 | 300 | 3.750% | 100.000000 | 12/13/2012 12:10:38 PM | Rejected: Yield | |
| #28702 | 500 | 3.750% | 100.000000 | 12/13/2012 1:05:52 PM | Rejected: Yield | |
| #32404 | 10 | 3.750% | 100.000000 | 12/13/2012 1:22:24 PM | Rejected: Yield | |
| #23676 | 50 | 3.800% | 100.000000 | 12/7/2012 10:29:57 AM | Rejected: Yield | |
| #17916 | 350 | 3.800% | 100.000000 | 12/13/2012 1:29:20 PM | Rejected: Yield | |
| #15178 | 25 | 3.850% | 100.000000 | 12/10/2012 1:24:16 PM | Rejected: Yield | |
| #32111 | 50 | 3.850% | 100.000000 | 12/13/2012 11:54:27 AM | Rejected: Yield | |
| #30353 | 1,000 | 3.850% | 100.000000 | 12/13/2012 1:30:37 PM | Rejected: Yield | |
| #13585 | 25 | 3.900% | 100.000000 | 12/12/2012 7:08:55 PM | Rejected: Yield | |

https://www.auctions.zionsdirect.com/auction/7822/results Page 2 of 3

Zions Direct Auctions – Results 12/13/12 11:46 AM

| | | | | | |
|---|---|---|---|---|---|
| #30353 | 500 | 3.900% | 100.000000 | 12/13/2012 12:29:28 PM | Rejected: Yield |
| #21117 | 5 | 3.900% | 100.000000 | 12/13/2012 1:24:38 PM | Rejected: Yield |
| #23079 | 2 | 3.950% | 100.000000 | 12/11/2012 5:37:50 PM | Rejected: Yield |
| #18907 | 3 | 3.950% | 100.000000 | 12/13/2012 10:41:33 AM | Rejected: Yield |
| #32402 | 25 | 3.950% | 100.000000 | 12/13/2012 11:21:25 AM | Rejected: Yield |
| #32403 | 35 | 3.950% | 100.000000 | 12/13/2012 11:22:12 AM | Rejected: Yield |
| #17839 | 30 | 3.950% | 100.000000 | 12/13/2012 12:29:23 PM | Rejected: Yield |
| #30353 | 500 | 3.950% | 100.000000 | 12/13/2012 12:29:28 PM | Rejected: Yield |
| #17916 | 500 | 3.950% | 100.000000 | 12/13/2012 1:22:13 PM | Rejected: Yield |
| #25296 | 10 | 4.000% | 100.000000 | 12/7/2012 1:59:57 PM | Rejected: Yield |
| | | | | **Auction Totals:** **8,000 units** | **$ 8,000,000.00** |

Page 1 of 2

**Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 18, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

**NEWSLETTER** Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

**Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value**

**Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits**

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Powered By Grant Street Group Software That Works® Entrust ZIONS DIRECT

https://www.auctions.zionsdirect.com/auction/7822/results Page 3 of 3